Exhibit 18.1
PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 12, 2014

Pinnacle Foods Inc.
399 Jefferson Road
Parsippany, New Jersey 07054

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 28, 2014, of the facts relating to your change in the date of the annual impairment test for goodwill from the last day of the Company’s fiscal year-end to the first day of the second month of the Company’s third quarter. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Pinnacle Foods Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2013. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Pinnacle Foods Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2013.
Yours truly,
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 12, 2014